Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 of Glen Burnie Bancorp, a Maryland corporation (the “Company”) of our report dated March 28, 2019 relating to the financial statements and schedules which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

TGM Group LLC

January 13, 2020